Notary Acknowledgment Continued on Next Page Completed via Remote Online Notarization using two-way Audio/Video technology

Certificate of Acknowledgement Commonwealth of Virginia County of Chesterfield On____________________ before me, Lauren N. Fridley, Notary Public of Virginia, personally appeared, _____________________________________________________________________________________ proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s) or the entity upon behalf of which the person(s) acted, executed the instrument. WITNESS my hand and official seal Signature ______________________________ (Seal) Notary Public Lauren N. Fridley Commission 7699515 of Chesterfield County, VA Commission Expires 06/30/2028 March 2, 2026 Washington Fabricio Ponce García Completed via Remote Online Notarization using two-way Audio/Video technology